Exhibit 99.1

PSM Holdings, Inc. Corporate Office 5900 N Mosteller Dr. Oklahoma City, OK 73112	National Press Release

FOR IMMEDIATE RELEASE August 30, 2013	SEND THIS FORMAT TO GEORGE AND ROSWELL DAILY RECORD

Contact

Name:       Michael Margolies

Title:         Investor Relations

Phone:     (561) 922-3700

E-Mail:     mm@littlebanc.com

PSM Holdings, Inc. (PSMH) Announces Changes in Corporate Officers

Oklahoma City, Oklahoma, August 30, 2013, PSM Holdings, Inc. (OTCBB:PSMH), announces that Ron Hanna has resigned as President and CEO of PSM Holdings, Inc., and as a member of the Board of Directors. Mr. Hanna will continue to work as a strategic advisor to the company, specifically as it relates to identifying and implementing certain growth initiatives critical to the Company’s success. Effective immediately, Kevin Gadawski, our current Chief Operating and Chief Financial Officer will assume the role of President and CEO of PSM Holdings, Inc.

Jeffrey Smith, Chairman, PSM Holdings, Inc. and President and CEO of PSMI, stated, “We very much appreciate Ron’s contributions over the past 15 years, and are very pleased that he has agreed to serve as a strategic advisor to us as we continue to build out our national lending platform.”

Michael Margolies, CEO, Littlebanc Advisors, LLC. added, “Undoubtedly PSMH would not be where it is today without Ron’s vision.  Ron is largely responsible for the public company, the current operating units and the cohesion and capital structure that exist today.   He is a consummate operator and financier and we look forward to a continued relationship as a key strategic adviser to both the field and the Board of Directors.”

About PSM Holdings, Inc.
PSM Holdings, Inc., through its wholly owned subsidiary, Prime Source Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States. PSMI is currently licensed in many states across the United States, and oversees the operations of more than 20 branches.  For more information, visit http://www.psmholdings.com. To access the Companys’ most recent investor presentation visit. http://ir.stockpr.com/psmholdings/profile.

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2013. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Contact:
Michael Margolies
(561)922-3700
mm@littlebanc.com